Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC.
ANNOUNCES TEAMING AGREEMENT WITH LIVINGHOMES, LLC

Perris, Calif.—January 3, 2008—Modtech Holdings, Inc. (Nasdaq: MODT) announced a multi-year agreement with LivingHomes, LLC (“LivingHomes”) under which Modtech Holdings Inc. (“Modtech”) will be the exclusive manufacturer of LivingHomes' Ray Kappe-designed steel-framed modular single-family homes in markets served jointly by the two companies.

Modtech President and Chief Executive Officer Dennis Shogren commented: “We are excited to partner with LivingHomes and to build on the success of our first project together, which was completed last November. We are already under way on the next project, with several more in the early stages of design and approval. In addition to the substantial business opportunity this product line represents over the next several years, it’s just plain fun to look at a completed Ray Kappe-designed home and say 'Modtech built that!'”

“We look forward to working with Modtech on our Ray Kappe-designed homes,” said LivingHomes Founder and CEO Steve Glenn. “By partnering exclusively with a manufacturer of Modtech’s caliber, we will be able to reduce our costs and delivery schedules and increase our national reach.”

Shogren continued, “The agreement with LivingHomes capped a very good fourth-quarter bookings effort. At over $50 million in bookings, this was the highest level of quarterly bookings in the last two years. Even more gratifying than the turnaround in our bookings trend is the fact that more than half of the bookings came from new products introduced over the past 15 months. Bookings for the quarter included new products for the military, our recently introduced BlockHead and GLO product lines, and our niche residential products, which demonstrate that our strategy of diversifying our product offerings is beginning to take hold and will serve us well in the future.

“Our excitement over the increased bookings is tempered by the realization that a turnaround in financial results can be expected to lag the turnaround in bookings by one to two quarters. We continue to carefully manage our costs and look forward to a return to profitability as we begin construction supported by the growing backlog.”

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses. Additional information is available at www.modtech.com.

About LivingHomes®
Founded by CEO Steve Glenn, LivingHomes (www.livinghomes.net) is a premier developer of modern, prefab homes that combine world-class architecture with an unparalleled commitment to health and sustainable construction. All LivingHomes products are designed to achieve at least a LEED for Homes “Silver” accreditation and incorporate an environmental program that is among the most comprehensive of any production home. The model home was the first home to achieve LEED Platinum and was the only residence to be awarded the AIA’s 2007 Top Ten Sustainability Award. Designed by renowned architects and constructed using natural and non-toxic materials and systems, LivingHomes successfully marries style and substance.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.